FOR IMMEDIATE RELEASE

Contact:
Nancy Ellefson
VP of Finance
Pizza Inn, Inc.
469-384-5000

PIZZA INN HOLDINGS, INC. ANNOUNCES RESULTS FOR FIRST QUARTER
FISCAL YEAR 2012

Strong new concept results and positive same store sales drove earnings growth over prior year

The Colony, Texas – November 9, 2011 -- PIZZA INN HOLDINGS, INC. (NASDAQ: PZZI)

First Quarter Year-to-Year Highlights:

•	Net income increased 143% to $0.3 million
•	Revenue increased 4.8% to $11.1 million
•	EBITDA increased 5.4% to $0.7 million
•	Domestic same store sales increased 2.7% driven by a 3.2% increase in same store sales for domestic buffet-style restaurants
•	Revenue from international operations increased 12.3% to $246,000
•	Revenue from Company owned restaurants increased 42.8% driven by new restaurants opened since first quarter of fiscal 2011
•	The first “Pie Five Pizza Company” prototype restaurant generated $230,000 in sales and $50,000 in operating income before taxes

Pizza Inn Holdings, Inc. (NASDAQ: PZZI) today announced results for the first fiscal quarter ended September 25, 2011.  Net income increased 143% year over year to $0.3 million, or $0.04 per share, compared to net income of $0.1 million, or $0.02 per share, for the same quarter of the prior fiscal year.  Revenues increased 4.8% to $11.1 million compared to $10.6 million for the same quarter of the prior fiscal year.  Domestic same store sales increased 2.7% for the first fiscal quarter compared to the prior fiscal year driven by a 3.2% increase in same store sales for the buffet-style concept.

"We are pleased with our first quarter performance,” commented Charlie Morrison, President and CEO.  “We accomplished many objectives of our growth strategy including solid performance in same store sales for our Pizza Inn brand as well as great results from our first Pie Five prototype location. We have established a platform for growth of Pie Five with additional funding to support it, and expect to open 3 additional Pie Five locations by the end of the calendar year with more slated for the final two quarters of the fiscal year.”

Certain statements in this press release, other than historical information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created thereby. These forward-looking statements are based on current expectations that involve numerous risks, uncertainties and assumptions.  Assumptions relating to these forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions, regulatory framework and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond Pizza Inn’s control.  Although the assumptions underlying these forward-looking statements are believed to be reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that any forward-looking statements will prove to be accurate.  In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of such information should not be regarded as a representation that Pizza Inn’s objectives and plans will be achieved.

Pizza Inn Holdings, Inc. is an owner, franchisor and supplier of a system of restaurants operating domestically and internationally under the trademarks “Pizza Inn” and “Pie Five Pizza Company.”  The Company and its distribution division, Norco Restaurant Services Company, are headquartered in The Colony, Texas.  The Company’s common stock is listed on the Nasdaq Capital Market under the symbol “PZZI.”

PIZZA INN HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	September 25,	September 26,
REVENUES:	2011	2010

Food and supply sales	$8,906	$8,702
Franchise revenue	949	1,025
Restaurant sales	1,292	905

	11,147	10,632

COSTS AND EXPENSES:
Cost of sales	9,250	8,704
Franchise expenses	452	523
General and administrative expenses	907	835
Costs associated with store closure	-	319
Bad debt	15	15
Interest expense	16	10
	10,640	10,406

INCOME FROM CONTINUING OPERATIONS BEFORE TAXES	507	226
Income taxes	178	81
INCOME FROM CONTINUING OPERATIONS	329	145

Loss from discontinued operations, net of taxes	(16)	(16)
NET INCOME	$313	$129

EARNINGS PER SHARE OF COMMON STOCK - BASIC:
Income from continuing operations	$0.04	$0.02
Loss from discontinued operations	-	-
Net income	$0.04	$0.02

EARNINGS PER SHARE OF COMMON STOCK - DILUTED:

Income from continuing operations	$0.04	$0.02
Loss from discontinued operations	-	-
Net income	$0.04	$0.02

Weighted average common shares outstanding - basic	8,011	8,011

Weighted average common and
potential dilutive common shares outstanding	8,128	8,011

PIZZA INN HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	September 25,	June 26,
ASSETS	2011 (unaudited)	2011

CURRENT ASSETS
Cash and cash equivalents	$870	$949
Accounts receivable, less allowance for bad debts
of $176 and $162, respectively	3,130	3,128
Income tax receivable	553	553
Inventories	1,884	1,829
Deferred income tax assets	804	822
Prepaid expenses and other	409	232
Total current assets	7,650	7,513

LONG-TERM ASSETS
Property, plant and equipment, net	3,150	3,196
Long-term notes receivable	39	51
Deposits and other	321	392
	$11,160	$11,152
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable - trade	$1,859	$2,103
Deferred revenues	220	202
Accrued expenses	1,515	1,557
Bank debt	333	333
Total current liabilities	3,927	4,195

LONG-TERM LIABILITIES
Deferred gain on sale of property	103	109
Deferred revenues, net of current portion	155	165
Bank debt, net of current portion	399	482
Deferred tax liability	361	360
Other long-term liabilities	19	-
Total liabilities	4,964	5,311

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
Common stock, $.01 par value; authorized 26,000,000
shares; issued 15,130,319 and 15,130,319 shares, respectively;
outstanding 8,010,919 and 8,010,919 shares, respectively	151	151
Additional paid-in capital	9,051	9,009
Retained earnings	21,630	21,317
Treasury stock at cost
Shares in treasury: 7,119,400 and 7,119,400, respectively	(24,636)	(24,636)
Total shareholders' equity	6,196	5,841
	$11,160	$11,152

PIZZA INN HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended
	September 25,	September 26,
	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES:

Net income	$313	$129
Adjustments to reconcile net income to
cash provided by operating activities:
Depreciation and amortization	176	428
Stock compensation expense	42	30
Deferred tax	18	-
Provision for bad debts	15	14
Net income adjusted for non-cash items	564	601
Changes in operating assets and liabilities:
Notes and accounts receivable	(17)	165
Inventories	(55)	(76)
Accounts payable - trade	(244)	(286)
Accrued expenses	(20)	(106)
Deferred revenue	-	92
Prepaid expenses and other	(109)	(86)
Net changes in operating assets and liabilities	(445)	(297)
Cash provided by operating activities	119	304

CASH FLOWS FROM INVESTING ACTIVITIES:

Capital expenditures	(115)	(545)
Cash used by investing activities	(115)	(545)

CASH FLOWS FROM FINANCING ACTIVITIES:
Change in bank debt, net	(83)	273
Cash overdraft
Repurchase of common stock
Cash (used) provided by financing activities	(83)	273

Net increase (decrease) in cash and cash equivalents	(79)	32
Cash and cash equivalents, beginning of period	949	761
Cash and cash equivalents, end of period	$870	$793

PIZZA INN HOLDINGS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In thousands)

	Three Months Ended
	September 25,	September 26,
	2011	2010
Net Income	$313	$129
Interest Expense	16	10
Taxes	178	81
Depreciation and Amortization	176	428
EBITDA	$683	$648